EXHIBIT 99.1

AMERICAN PACIFIC CORPORATION

Contact: Seth Van Voorhees – (702) 735-2200 ext. 166
E-mail: InvestorRelations@apfc.com Website: www. apfc.com

AMERICAN PACIFIC REPORTS SECOND QUARTER RESULTS

LAS VEGAS, NEVADA, May 12, 2004 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2004 second quarter, and provided information on the Company’s operations.

Non-recurring Expenses in the Second Quarter:

The Company’s Net Income was negatively impacted by the following one-time events in the second quarter: (i) a $769,000 (after-tax) charge relating to the required consolidation of the operating results of the Company’s commercial explosives joint venture (Energetic Systems Inc., LLC) under FASB Interpretation No. 46, and (ii) a $2,000,000 (pre-tax) charge for estimated separation costs relating to the departure of the former Chief Financial Officer from the Company.

Operating Activities.  The Company reported a decrease in sales of $0.8 million, or 4%, in the second quarter compared to the same quarter last year.  Sales were $18.8 million during the three-month period ended March 31, 2004, compared to $19.6 million during the same period last year.  Net income was $0.2 million, or $0.03 diluted per share, compared to $2.7 million, or $0.36 diluted per share, during the second quarter of fiscal 2003.  Net income during the three-month period ended March 31, 2003 included charges before income taxes of $1.5 million for losses related to the extinguishment of debt.

For the first six months of this year, sales decreased $11 million, or 32%, to $23.6 million from $34.6 million in the first six months of fiscal 2003.  Net loss was ($2.0) million or ($0.28) diluted per share, compared to net income of $3.9 million or $0.53 diluted per share, during the six months ended March 31, 2003.

The volume of perchlorate chemical sales decreased approximately 32% during the first six months of fiscal 2004 as compared to the first six months of fiscal 2003.  The Company’s annual sales volumes for its top grade of ammonium perchlorate (“Grade I AP”) were approximately 15.5 million, 16.4 million and 12.6 million pounds during the fiscal years ended September 30, 2003, 2002 and 2001, respectively.   Based upon information the Company has received from its customers, the Company currently estimates that its annual sales volumes of Grade I AP will range between 10.0 and 11.0 million pounds in fiscal 2004.  Revenues, operating income and cash flows from operating activities will be significantly less at these lower volume levels.  In addition, demand for Grade I AP is program specific and the Company has limited ability to influence demand levels.

In January 2004, President Bush announced a new initiative for the Nation’s space exploration program.  The President committed the United States to a long-term human and robotic program to explore the solar system, starting with a return to the Moon. The President’s plan for NASA will likely have a significant impact on the demand for Grade I AP in the medium and long term.

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3770 HOWARD HUGHES PARKWAY • SUITE 300 • LAS VEGAS, NV  89109
PHONE (702) 735-2200 • FAX (702) 735-4876

Sodium azide sales accounted for approximately 8% and 5% of revenues during the six-month periods ended March 31, 2004 and 2003, respectively.  Worldwide sodium azide demand has declined significantly during the last two fiscal years. Our sodium azide sales volumes declined approximately 54% during fiscal 2003 and 10% in fiscal 2002.  Worldwide demand for sodium azide is substantially less than worldwide supply. Based principally upon market information received from airbag inflator manufacturers, we expect sodium azide use to continue to decline and that inflators using sodium azide will be phased out over some period of time.

Sales of Halotron® amounted to approximately 5% and 4% of revenues during the six-month periods ended March 31, 2004 and 2003, respectively.  Halotron® is designed to replace halon-based fire extinguishing systems.  Accordingly, demand for Halotron® depends upon a number of factors including the willingness of consumers to switch from halon-based systems, as well as existing and potential governmental regulations.

Environmental protection equipment sales accounted for approximately 5% and 4% of revenues during the six-month periods ended March 31, 2004 and 2003, respectively. This business produces both original equipment (OEM) and aftermarket replacement products for water treatment applications. International sales account for a significant part of the sales of this business.

There were no real estate sales during the six-month periods ended March 31, 2004 and 2003.  We have approximately 14 acres remaining in our Nevada portfolio and real estate sales will cease after the sale of this property.

Operating expenses were $9.9 million during the six-month period ended March 31, 2004 compared to $7.0 million in the corresponding period of the prior year.  As previously discussed, a charge of $2.0 million in the second quarter relating to separation costs for an employee of the Company was a major component of the increase in operating expenses.

Financing and Investing Activities.  In January 2004, in accordance with the Company’s Dividend and Stock Repurchase Program (the “Program”), the Company paid a cash dividend of $0.42 per share.  The Company did not repurchase any Common Stock during the quarter ended March 31, 2004, but repurchased $2.8 million of its Common Stock during the six month period ended on that date.  In the future the Company will repurchase its Common Stock and/or pay dividends in accordance with the Program.

Risk Factors/Forward Looking Statements

Except for the historical information contained herein, this News Release may contain Forward Looking Statements that are subject to risks and uncertainties, including low or declining demand and/or downward pricing pressures for the Company’s products; governmental budget constraints and/or decreases affecting the U.S. Department of Defense or NASA, including the status of the Space Shuttle Program and the effects of the President’s new initiative for the Nation’s space exploration program, which would cause a decrease in demand for Grade I AP; technological advances and improvements with respect to existing or new competitive products causing a reduction or elimination of demand for the Company’s products; success or failure of government programs or governmental customers; the Company’s ability to profitably integrate, manage and

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operate new businesses and/or investments competitively and cost effectively; the Company’s continued ability to generate cash flows sufficient to support the Program; and the litigation and contingencies, as well as other risks detailed from time to time in the Company’s SEC reports, including the most recent Form 10-K and 10-Q Reports (which are incorporated herein by reference).  In addition, the operating results and cash flows for the six-month period ended March 31, 2004, are not necessarily indicative of the results that will be achieved for the full fiscal year or for future periods.

American Pacific Corporation is a specialty chemical company that produces products used primarily in space flight and defense systems, automotive airbag safety systems, fire extinguishment systems and energetic materials.

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AMERICAN PACIFIC CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	For the three months ended March 31,		For the six months ended March 31,

	2004	2003	2004	2003

Sales and Operating Revenues	$18,787,000	$19,550,000	$23,581,000	$34,613,000
Cost of Sales	11,398,000	10,178,000	15,723,000	18,862,000

Gross Profit	7,389,000	9,372,000	7,858,000	15,751,000
Operating Expenses	6,102,000	3,321,000	9,866,000	7,016,000

Operating Income (Loss)	1,287,000	6,051,000	(2,008,000)	8,735,000
Other Income (Expense)	199,000	(527,000)	103,000	(1,433,000)
Loss on Debt Extinguishment	—	1,522,000	—	1,522,000

Income (Loss) Before Income Taxes	1,486,000	4,002,000	(1,905,000)	5,780,000
Income Taxes	520,000	1,320,000	(667,000)	1,907,000
Cumulative Effect of Accounting Change, Net of Tax	769,000	—	769,000	—

Net Income (Loss)	$197,000	$2,682,000	$(2,007,000)	$3,873,000

Basic Net Income (Loss) Per Share	$0.03	$.37	$(0.28)	$.53

Average Shares Outstanding	7,285,000	7,253,000	7,270,000	7,253,000

Diluted Net Income (Loss) Per Share	$0.03	$.36	$(0.28)	$.53

Diluted Shares	7,363,000	7,365,000	7,341,000	7,377,000

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AMERICAN PACIFIC CORPORATION
Condensed Consolidated Balance Sheets
(unaudited)

	March 31, 2004	September 30, 2003

ASSETS
Current Assets:
Cash and Cash Equivalents	$29,890,000	$27,140,000
Accounts and Notes Receivable	6,154,000	8,951,000
Related Party Notes and Accrued Interest Receivable	293,000	321,000
Inventories	15,665,000	13,613,000
Prepaid Expenses and Other Assets	1,721,000	446,000
Deferred Income Taxes	667,000	79,000

Total Current Assets	54,390,000	50,550,000
Property, Plant and Equipment, Net	16,270,000	9,223,000
Intangible Assets, Net	15,629,000	17,579,000
Investment in and Advances to Joint Venture	—	10,393,000
Deferred Income Taxes	10,295,000	10,228,000
Other Assets, Net	3,722,000	3,712,000

TOTAL ASSETS	$100,306,000	$101,685,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable and Accrued Liabilities	$12,229,000	$7,951,000

Total Current Liabilities	12,229,000	7,951,000
Other Long-Term Liabilities	5,009,000	5,331,000

TOTAL LIABILITIES	17,238 ,000	13,282,000

Commitments and Contingencies
Minority Interest	—	—
Warrants to Purchase Common Stock	—	3,569,000
Shareholders’ Equity:
Common Stock	1,358,000	898,000
Capital in Excess of Par Value	85,809,000	83,554,000
Retained Earnings	13,747,000	16,180,000
Treasury Stock	(16,981,000)	(14,230,000)
Accumulated Other Comprehensive Loss	(865,000)	(1,568,000)

Total Shareholders’ Equity	83,068,000	84,834,000

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$100,306,000	$101,685,000

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AMERICAN PACIFIC CORPORATION
Condensed Consolidated Statements of Cash Flow
(unaudited)

	For the six months ended March 31,

	2004	2003

Cash Flows From Operating Activities	$7,055,000	$8,872,000

Cash Flows For Investing Activities:
Capital Expenditures	(788,000)	(2,017,000)
Investment in and Advances to Joint Venture	—	(10,633,000)

Net Cash Used in Investing Activities	(788,000)	(12,650,000)

Cash Flows For Financing Activities:
Debt Related Payments	—	(41,539,000)
Dividends	(3,055,000)	—
Issuance of Common Stock	2,290,000	1,145,000
Treasury Stock Acquired	(2,752,000)	(1,652,000)

Net Cash Used in Financing Activities	(3,517,000)	(42,046,000)

Net Change in Cash and Cash Equivalents	2,750,000	(45,824,000)
Cash and Cash Equivalents, Beginning of Period	27,140,000	65,826,000

Cash and Cash Equivalents, End of Period	$29,890,000	$20,002,000

Supplemental Disclosure of Cash Flow Information:
Interest Paid	$—	$1,875,000
Taxes Paid	$—	$2,300,000

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AMERICAN PACIFIC CORPORATION